Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-150473) and Form S-8 (No. 33-26002, No. 33-42973, No. 33-42975, No. 33-88662, No. 333-03003, No. 333-22941, No. 333-26681, No. 333-32537, No. 333-45271, No. 333-60883, No. 333-60887, No. 333-68415, No. 333-68423, No. 333-85121, No. 333-85123, No. 333-49828, No. 333-60864, No. 333-75944, No. 333-100166, No. 333-113358, No. 333-120218, No. 333-121637, No. 333-129868, No. 333-140743, No. 333-144003, No. 333-147434, No. 333-147437, No. 333-152864 and No. 333-159017) of KLA-Tencor Corporation of our report dated August 6, 2009, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California August 6, 2009